         Exhibit 23.2
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Liberty Tax, Inc.:
We consent to the incorporation by reference in the registration statement (No. 333-199579) on Form S-3 and (No. 333-182585) on Form S-8 of Liberty Tax, Inc. (formerly JTH Holding, Inc.) of our report dated July 7, 2017, with respect to the consolidated statements of operations, comprehensive operations, stockholders’ equity, and cash flows of Liberty Tax, Inc. and subsidiaries for the year ended April 30, 2017, which report appears in the April 30, 2019 Annual Report on Form 10-K of Liberty Tax, Inc.
/s/ KPMG LLP
Norfolk, Virginia
June 27, 2019